Canary MOG ETF S-1

Exhibit 3.2

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY MOG ETF”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF OCTOBER, A.D. 2025, AT 6:23 O’CLOCK P.M.

10359229 8100 SR# 20254203928
Charuni Patibanda-Sanchez, Secretary of State

Authentication: 204978881
Date: 10-08-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST
OF

CANARY MOG ETF

THIS Certificate of Trust of Canary MOG ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.         Name. The name of the statutory trust formed by this Certificate of Trust is Canary MOG ETF.

2.         Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3.         Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name: Dana Dugan
Title: Assistant Vice President

State of Delaware Secretary of State Division of Corporations Delivered 06:23 PM 10/07/2025 FILED 06:23 PM 10/07/2025 SR 20254203928 - File Number 10359229